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                                                                     Exhibit 2.2

                        MANDATORY PURCHASE AGREEMENT

         This Mandatory Purchase Agreement (this "Agreement") is made as of this __ day of _________, 2001 by and between CBNY Investment Services Corp., a New York corporation (the "Company") and Gabriel R. Safdie (the "Stockholder").

                                  RECITALS

         WHEREAS, the Stockholder is deemed to beneficially own approximately 63% of the issued and outstanding shares of common stock (the "CBNY Common Stock"), par value $5 per share, of Commercial Bank of New York, a New York state chartered trust company ("CBNY");

         WHEREAS, the Company is a wholly owned subsidiary of CBNY;

         WHEREAS, the Company is offering (the "Rights Offering") up to 1,060,000 shares of common stock, par value $1.00 per share (the "Company Common Stock"), of the Company to holders (the "Holders") of record of CBNY Common Stock at the close of business on ________, 2001 (the "Record Date"), pursuant to non-transferable subscription rights (the "Subscription Rights"); and

         WHEREAS, each Holder as of the Record Date will have the right to purchase one share of Company Common Stock for every 5 shares of CBNY Common Stock owned by such Holder on the Record Date (the "Basic Subscription Right") and Holders are entitled to subscribe for all, or any portion of, the shares of Company Common Stock relating to their Basic Subscription Rights;

         WHEREAS, each Holder who subscribes for all the shares of Company Common Stock relating to such Holder's Basic Subscription Rights has a right (the "Over-Subscription Right") to subscribe for additional shares of Company Common Stock, if any, that are not subscribed for by other Holders pursuant to their Basic Subscription Rights, subject to availability and proration of such shares in accordance with the terms of the Rights Offering;

         NOW, THEREFORE, in consideration of the above premises and the mutual promises set forth herein, the receipt and legal sufficiency of which are hereby acknowledged, the Stockholder and the Company hereby agree as follows:


1.       Mandatory Subscription by Stockholder.

                  1.1 The Stockholder shall subscribe for all the shares of Company Common Stock relating to his Basic Subscription Right in the Rights Offering (the "Basic Shares") at a subscription price of $10.00 per share (the "Subscription Price").

                  1.2 The Stockholder will exercise his Over-Subscription Right to purchase additional shares of Company Common Stock in the Rights Offering at the Subscription Price (the "Over-Subscription Shares") by the expiration date of the Rights Offering (the "Expiration Date"). The Stockholder will exercise such Over-Subscription Right by means of providing to the Company a properly completed subscription certificate.

                  1.3 The Stockholder shall purchase from the Company, after consummation of the Rights Offering, all the shares of Company Common Stock not so purchased by other Holders pursuant to the exercise of their Basic Subscription Rights and Over-Subscription Rights in the Rights Offering as of the Expiration Date (the "Remaining Shares") at the Subscription Price.

2.       Time of Payment

                  2.1 Promptly following the Expiration Date, the Company shall notify the Stockholder of the total number of shares of Company Common Stock to be purchased by the Stockholder, which amount shall include the number of Basic Shares, Over-Subscription Shares and Remaining Shares, and the amount payable by the Stockholder to the Company in respect of the purchase of such shares (the "Subscription Amount").

                  2.2 By the later of (i) 2 Business Days after receiving notice of the Subscription Amount from the Company in accordance with
Section 2.1 and (ii) the end of the Business Day following the effectiveness of the merger (the "Merger") between CBNY and a subsidiary of North Fork Bank, a New York State chartered trust company ("North Fork") pursuant to the Plan of Reorganization (as defined below), the Stockholder will wire the Subscription Amount in immediately available funds to an account notified by the Company to the Stockholder. For the purposes of this Section 2.2, "Business Day" means a day other than a Saturday or Sunday or any day on which banking institutions in the city of New York are authorized or obligated by law or executive order to close.

3. Conditions to the Purchase of The Basic Shares and The Over-Subscription Shares. The Stockholder's obligation to purchase the Basic Shares, the Over- Subscription Shares and the Remaining Shares is conditioned on the following: (a) the Rights Offering has been commenced pursuant to an effective registration statement (the "Registration Statement") filed on an appropriate form with the Securities and Exchange Commission (the "SEC"); (b) no stop order suspending the effectiveness of the Registration Statement having been issued and no proceedings for that purpose have been initiated or threatened by the SEC; and (c) the Merger pursuant to the Plan of Reorganization (as defined below) has become effective.

4. Termination. This Agreement will terminate on the earlier to occur of (i) _______, 2001, (ii) the payment by Stockholder of the Subscription Amount; (iii) the termination of the Rights Offering by the Company in accordance with its terms; or (iv) the termination of the Agreement and Plan of Reorganization, dated February 13, 2001 by and among North Fork Bancorporation, a Delaware corporation, North Fork Bank and CBNY (the "Plan of Reorganization"), by one of the parties to the Plan of Reorganization in accordance with its terms.

5. Notices. Any notice or other communication hereunder must be in writing and shall be deemed given if delivered personally, sent via facsimile transmission and verbally confirmed, or mailed by registered mail or certified mail (return receipt requested) or delivered by an express courier (with confirmation),

                 (a)   if to the Company, at:

                       CBNY Investment Services Corp.
                       320 Park Avenue
                       New York, New York 10022
                       Attention: Donald J. Linton
                       Fax No.: (212) 610-4730,

                 (b)   if to the Stockholder, at:

                       Gabriel R. Safdie
                       c/o Multi Commercial Bank
                       1, rue de la Tour-de-I'lle
                       Place Bel Air, Case Postale 5415
                       CH-1211, Geneva 11, Switzerland
                       Fax No.: ___________________

         or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

6. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction to give the greatest effect to the terms of this Agreement taken as a whole.

7. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Except as specifically set forth herein, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8. Counterparts. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

9. Successors and Assigns. This Agreement shall be enforceable by and against and binding upon the respective legal successors and assigns of the Company and the Stockholder; provided, however, that neither the Company nor the Stockholder shall voluntarily assign its obligations under this Agreement without the express written consent of the other party.

10. Choice of Law. This Agreement shall be governed by the internal law, and not the law of conflicts, of the State of New York; and the Stockholder and the Company accept the nonexclusive jurisdiction of the local courts of the State of New York and the Federal courts located in the State of New York.

11. Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

12. Amendments and Waivers. Any provision of this Agreement may be amended or waived only with the prior written consent of each of the Company and the Stockholder.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.


GABRIEL R. SAFDIE


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CBNY INVESTMENT SERVICES CORP.


By:
   ---------------------
   Name:
   Title: